Exhibit 4.2

EXECUTION VERSION
OMNICARE, INC.,
Issuer

and

U.S. BANK NATIONAL ASSOCIATION
(as successor trustee to SunTrust Bank),
Trustee
________________________

FIRST SUPPLEMENTAL INDENTURE
Dated as of August 18, 2015

to

THIRD SUPPLEMENTAL INDENTURE
Dated as of March 8, 2005

to

INDENTURE
Dated as of June 13, 2003
________________________

SERIES B 4.00% JUNIOR SUBORDINATED CONVERTIBLE DEBENTURES
DUE 2033

FIRST SUPPLEMENTAL INDENTURE, dated as of August 18, 2015 (this “First Supplemental Indenture”), by and between OMNICARE, INC., a Delaware corporation (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (as successor trustee to SunTrust Bank), as trustee (the “Trustee”). All capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Indenture (as defined below).
RECITALS:
WHEREAS, the Company and the Trustee have heretofore executed and delivered a Third Supplemental Indenture, dated as of March 8, 2005 (the “Third Supplemental Indenture”), to the Indenture, dated as of June 13, 2003 (the “Base Indenture” and, together with the Third Supplemental Indenture, the “Indenture”), providing for the issuance of Series B 4.00% Junior Subordinated Convertible Debentures due 2033 of the Company (the “Debentures”);
WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of May 20, 2015 (as amended, supplemented or otherwise modified to the date hereof, the “Merger Agreement”), by and among the Company, CVS Pharmacy, Inc., a Rhode Island corporation (“CVS Pharmacy”), and Tree Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CVS Pharmacy (“Merger Sub”), Merger Sub merged with and into the Company, with the Company continuing as the surviving company and a wholly owned subsidiary of CVS Pharmacy (the “Merger”);
WHEREAS, pursuant to the Merger Agreement, each share of the common stock, par value $1.00 per share, of the Company (the “Common Stock”), issued and outstanding immediately prior to the effective time of the Merger in accordance with Section 2.3 of the Merger Agreement (the “Merger Effective Time”) (other than (i) Common Stock held by CVS Pharmacy, Merger Sub or the Company, (ii) Common Stock held by any subsidiary of either the Company or CVS Pharmacy (other than Merger Sub) and (iii) those shares of Common Stock with respect to which the holder thereof has properly complied with the laws of the State of Delaware as to appraisal rights) were automatically canceled and converted into the right to receive $98.00 in cash, without interest thereon (the “Merger Consideration”);
WHEREAS, Section 5.01 of the Base Indenture provides, among other things, that the Company may merge with or into any other person if the Company is the continuing corporation and certain other conditions have been complied with;
WHEREAS, Section 7.06 of the Third Supplemental Indenture provides, among other things, that the Debentures shall be convertible into the amount of cash receivable by a holder of a number of shares of Common Stock issuable upon conversion of such Debentures immediately prior to the Merger Effective Time and that the Company shall execute with the Trustee a supplemental indenture providing for such adjustment;
WHEREAS, Section 7.06 of the Third Supplemental Indenture provides that, if Section 7.06 applies to any event or occurrence, Section 7.05 shall not apply;
WHEREAS, pursuant to Section 9.01 of the Base Indenture, the Company has heretofore delivered or is delivering contemporaneously herewith to the Trustee (a) copies of the Board Resolution authorizing the execution of this First Supplemental Indenture, (b) an Opinion of Counsel and (c) an Officer’s Certificate; and
WHEREAS, all conditions precedent and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms and for the purposes expressed herein have been complied with, performed and fulfilled.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Debentures as follows:
ARTICLE I
EFFECT OF MERGER
In accordance with Section 7.06 of the Third Supplemental Indenture, at and after the Merger Effective Time, the Debentures shall be convertible into the amount of cash receivable by a holder of a number of shares of Common Stock issuable upon conversion of such Debentures immediately prior to the Merger Effective Time.
ARTICLE II
MISCELLANEOUS
2.01.     Ratification of the Indenture; First Supplemental Indenture Part of the Indenture. Except as expressly supplemented by this First Supplemental Indenture, the Indenture is ratified and confirmed in all respects and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of the Debentures heretofore or hereafter authenticated and delivered shall be bound hereby.
2.02.     First Supplemental Indenture Controls. If there is any conflict or inconsistency between the Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control.
2.03.    Benefits of First Supplemental Indenture. Nothing in this First Supplemental Indenture, express or implied, is intended or shall be construed to give to any person, other than the parties hereto, any agent, any registrar, any successors to the foregoing hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.
2.04.    Successors. All agreements of the Company in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.
2.05.     Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.
2.06.     Governing Law. THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THIS FIRST SUPPLEMENTAL INDENTURE, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICT OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.
2.07.     Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, and such counterparts shall together constitute but one and the same instrument.
2.08.     Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

2.09.     Trustee Disclaimer. The recitals contained herein are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of the Indenture or this First Supplemental Indenture.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first written above.

OMNICARE, INC.

By: /s/ Ankur Bhandari
Name:    Ankur Bhandari
Title:     Vice President and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ William B. Echols
Name:    William B. Echols
Title:     Vice President

[Series B 4.00% Junior Subordinated Convertible Debentures due 2033]